Exhibit 99. 1

PRESS RELEASE

Targeted Genetics, IAVI, CCRI begin human trial
of vaccine candidate to prevent HIV/AIDS

SEATTLE, NEW YORK, 9 December 2003—Targeted Genetics Corp. (NASDAQ:TGEN), the nonprofit International AIDS Vaccine Initiative (IAVI) and Columbus Children’s Research Institute (CCRI) have begun testing in humans a new vaccine candidate to prevent HIV/AIDS. A human clinical trial of vaccine candidate, tgAAC09, has begun in Belgium.

tgAAC09 is different from most other AIDS vaccine candidates now in trials in that it is potentially a single-shot vaccine, rather than one that would require multiple injections over time. A single-shot AIDS vaccine would be particularly useful for developing countries, where most new HIV infections occur.

tgAAC09 uses Targeted Genetics’ rAAV (recombinant adeno-associated viral vector) technology to elicit immune system responses in an effort to prevent people uninfected with HIV/AIDS from contracting the disease. tgAAC09 is designed to elicit two different types of immune responses, an antibody response and a cell-mediated response.

“Based on how this vaccine performed in animal studies, we are hopeful that in human trials it will demonstrate an ability to protect people from contracting HIV/AIDS. Results to date demonstrate safety and suggest the ability to elicit robust immune responses after a single injection,” said Dr. Philip Johnson, MD, President of CCRI and, with Targeted Genetics, the developer of tgAAC09 and the rAAV technology underlying it.

The trial of tgAAC09 in Belgium is being conducted at Centre Hospitalier Universitaire Saint-Pierre in Brussels. The trial is a small-scale trial that will enroll up to 50 volunteers, both men and women. It will test if tgAAC09 is safe and whether it elicits immune responses. If so, tgAAC09 may advance to a large-scale trial.

Experts agree that a preventive vaccine may be the best hope to stop the spread of the HIV/AIDS epidemic, now infecting 14,000 people daily, 95% of whom live in developing countries.

Targeted Genetics, IAVI and CCRI have agreed that if tgAAC09 ultimately proves effective, it will be made available in developing countries at reasonable prices.

IAVI is providing full financial support for research into tgAAC09. Dr. Seth Berkley, MD, President and CEO of IAVI, said: “This promising candidate is the product of a pioneering collaboration between industry and the public sector. Only by working across traditional boundaries will the world find an AIDS vaccine.”

H. Stewart Parker, President and CEO of Targeted Genetics, said, “Our partnership with IAVI and CCRI, ongoing since 2000, has been productive and underscores the synergies created from collaborations between public and private industry.” Separately, Targeted Genetics is developing and testing the rAAV technology that underlies tgAAC09 for products to treat other diseases, including cystic fibrosis and arthritis.

Contacts
Christopher Adasiewicz, IAVI, New York, +1 212 847 1049 Courtney Self, Targeted Genetics, Seattle, +1 206 521 7392 Pam Barber or Amy Nance, CCRI, Columbus, +1 614 722 4595 or 847 7939 Michael Nord, IAVI, Amsterdam, +31 20 521 0033

About Targeted Genetics
Targeted Genetics Corp. (NASDAQ:TGEN; www.targetedgenetics.com) develops gene-based products for preventing and treating acquired and inherited diseases. The Company has two clinical product development programs, targeting cystic fibrosis and AIDS prophylaxis, along with a promising pipeline of product candidates focused on arthritis, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy.

About IAVI
The International AIDS Vaccine Initiative (IAVI; www.iavi.org) is a global nonprofit scientific organization working to speed the search for a vaccine to prevent HIV/AIDS. IAVI sponsors research partnerships to develop and test promising vaccine candidates. IAVI’s major financial supporters include the Bill & Melinda Gates Foundation; the Rockefeller, Sloan and Starr foundations; the World Bank; BD; and eight national governments that provide support through the Canada Fund for Africa Secretariat of the Canadian International Development Agency, the UK Department for International Development, the US Agency for International Development, the Netherlands Ministry of Foreign Affairs, Development Cooperation Ireland, the Ministry of Foreign Affairs of Denmark, the Norwegian Royal Ministry of Foreign Affairs and the Swedish International Development Cooperation Agency.

About CCRI
Columbus Children’s Research Institute (CCRI; www.ccri.net) on the campus of Columbus Children’s Hospital discovers novel approaches to human diseases through research that ranges from basic molecular biology to applied, patient-oriented research. In 2002, the Institute conducted more than 500 research projects. CCRI ranks among the top 10 in National Institutes of Health research awards to free-standing children’s hospitals in the US. CCRI is dedicated to enhancing the health of children and their families locally, nationally and globally.

More about the trial of tgAAC09

The Phase I clinical trial is a double-blind, placebo-controlled study. It is a dose-escalating safety study that will also monitor immune responses to the product candidate. Doses will range from 3 X 109 Dnase Resistant Particles (DRP) to 3 X 1011 DRP. The study will enroll up to 50 volunteers who are HIV uninfected and in good general health. Each volunteer will receive a single intramuscular injection into the upper arm.

Note from Targeted Genetics: This release contains forward-looking statements regarding our regulatory filings, research programs, clinical trials, product development and potential related to tgAAC09. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to recruit and enroll suitable trial participants, our ability to obtain and maintain regulatory or institutional approvals, our ability to protect our intellectual property, and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.